                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 2)*

                       Analysts International Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    032681108
                  ---------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
              -----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

                                [x] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 10 pages

SEC 1745 (2/92)

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CUSIP No. 032681108                   13G                     Page 2 of 10 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
 1       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Liberty Wanger Asset Management, L.P. 36-3820584

--------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                  Not Applicable                                          (a)[ ]
                                                                          (b)[ ]

--------------------------------------------------------------------------------
 3       SEC USE ONLY

--------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

--------------------------------------------------------------------------------
 NUMBER OF        5       SOLE VOTING POWER

  SHARES                           None

                  --------------------------------------------------------------
 BENEFICIALLY     6       SHARED VOTING POWER

   OWNED BY                     2,813,200

                  --------------------------------------------------------------
    EACH          7       SOLE DISPOSITIVE POWER

  REPORTING                     None

                  --------------------------------------------------------------
 PERSON WITH      8       SHARED DISPOSITIVE POWER

                                   2,813,200

--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  2,813,200

--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                  Not Applicable                                             [ ]

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  11.6%

--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                  IA

--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

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CUSIP No. 032681108                   13G                     Page 3 of 10 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
 1       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  WAM Acquisition GP, Inc.

--------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                  Not Applicable                                          (a)[ ]
                                                                          (b)[ ]

--------------------------------------------------------------------------------
 3       SEC USE ONLY

--------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

--------------------------------------------------------------------------------
 NUMBER OF        5       SOLE VOTING POWER

   SHARES                          None

                    ------------------------------------------------------------
BENEFICIALLY      6       SHARED VOTING POWER

  OWNED BY                       2,813,200

                  ------------------------------------------------------------
 EACH             7       SOLE DISPOSITIVE POWER

REPORTING                        None

                  ------------------------------------------------------------
PERSON WITH       8       SHARED DISPOSITIVE POWER

                                   2,813,200

--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  2,813,200

--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                  Not Applicable                                             [ ]

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  11.6%

--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                  CO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

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CUSIP No. 032681108                   13G                     Page 4 of 10 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
 1       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Liberty Acorn Trust

--------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                  Not Applicable                                         (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
 3       SEC USE ONLY

--------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Massachusetts

--------------------------------------------------------------------------------
  NUMBER OF       5       SOLE VOTING POWER

   SHARES                          None

                  --------------------------------------------------------------
BENEFICIALLY      6       SHARED VOTING POWER

 OWNED BY                      2,556,600

                  --------------------------------------------------------------
 EACH             7       SOLE DISPOSITIVE POWER

REPORTING                        None

                  --------------------------------------------------------------
PERSON WITH       8       SHARED DISPOSITIVE POWER

                                   2,556,600

--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  2,556,600

--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                  Not Applicable                                             [ ]

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  10.6%

--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                  IV

--------------------------------------------------------------------------------

Item 1(a)         Name of Issuer:

                          Analysts International Corporation

Item 1(b)         Address of Issuer's Principal Executive Offices:

                          3601 West 76th Street
                          Minneapolis, MN 55435

Item 2(a)         Name of Person Filing:

                          Liberty Wanger Asset Management, L.P. ("WAM")
                          WAM Acquisition GP, Inc., the general partner of WAM
                           ("WAM GP")
                          Liberty Acorn Trust ("Acorn")

Item 2(b)         Address of Principal Business Office:

                          WAM, WAM GP and Acorn are all located at:

                          227 West Monroe Street, Suite 3000
                          Chicago, Illinois  60606

Item 2(c)         Citizenship:

                          WAM is a Delaware limited partnership; WAM
                          GP is a Delaware corporation; and Acorn is a Massachusetts business trust.

Item 2(d)         Title of Class of Securities:

                          Common Stock

Item 2(e)         CUSIP Number:

                          032681108

Item 3            Type of Person:

                          (d)      Acorn is an Investment Company
                                   under section 8 of the Investment
                                   Company Act.

                          (e)      WAM is an Investment Adviser
                                   registered under section 203 of the
                                   Investment Advisers Act of 1940;
                                   WAM GP is the General Partner of
                                   the Investment Adviser.

                               Page 5 of 10 pages

Item 4            Ownership (at December 31, 2002):

                          (a)      Amount owned "beneficially" within
                                   the meaning of rule 13d-3:

                                   2,813,200

                          (b)      Percent of class:

                                   11.6% (based on 24,199,307 shares
                                   outstanding as of October 31, 2002,
                                   based on Form 10-Q filed on
                                   November 14, 2002).

                          (c)      Number of shares as to which such
                                   person has:

                                             (i)      sole power to vote or to
                                                      direct the vote: none

                                            (ii)      shared power to vote or to
                                                      direct the vote: 2,813,200

                                           (iii)      sole power to dispose or
                                                      to direct the disposition
                                                      of: none

                                            (iv)      shared power to dispose or
                                                      to direct disposition of:
                                                      2,813,200

Item 5            Ownership of Five Percent or Less of a Class:

                          Not Applicable

Item 6            Ownership of More than Five Percent on Behalf of
                  Another Person:

                          The shares reported herein have been acquired on behalf of discretionary clients of WAM, including Acorn. Persons other than WAM and WAM GP are entitled to receive all dividends from, and proceeds from the sale of, those shares. Acorn is the only such person known to be entitled to all dividends from, and all proceeds from the sale of, shares reported herein to the extent of more than 5% of the class.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                          Not Applicable

Item 8            Identification and Classification of Members of the
                  Group:

                          Not Applicable

Item 9            Notice of Dissolution of Group:

                          Not Applicable

                               Page 6 of 10 Pages

Item 10           Certification:

                          By signing below I certify that, to the best of my
                  knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 7 of 10 Pages

                          Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 2003

                          The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                   WAM Acquisition GP, Inc.
                                     for itself and as general partner of
                                     LIBERTY WANGER ASSET
                                     MANAGEMENT, L.P.

                                   By: /s/ Bruce H. Lauer
                                       ----------------------------------------
                                           Bruce H. Lauer
                                           Senior Vice President and Secretary

                          The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                   LIBERTY ACORN TRUST

                                   By: /s/ Bruce H. Lauer
                                       ----------------------------------------
                                           Bruce H. Lauer
                                           Vice President, Treasurer and
                                           Secretary

                               Page 8 of 10 Pages

                                   Exhibit Index

Exhibit 1 Joint Filing Agreement dated as of February 12, 2003 by and among Liberty Wanger Asset Management, L.P., WAM Acquisition GP, Inc. and Liberty Acorn Trust.

                               Page 9 of 10 Pages